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                                                                    Exhibit 99.4






                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                 MARCH 31, 1997


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                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                TABLE OF CONTENTS
                                -----------------





                                                                                                             Page
                                                                                                             ----


   Balance Sheets as of March 31, 1997 and December 31, 1996..........................................        2

   Statements of Operations for the three months ended March 31, 1997 and
        March 31, 1996.................................................................................       3

   Statement of Stockholder's Equity (Deficit) for the three months ended March 31, 1997..............        4

   Statements of Cash Flows for the three months ended March 31, 1997 and
        March 31, 1996................................................................................        5

   Notes to Financial Statements......................................................................        6





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                           NEW VALLEY HOLDINGS, INC.
                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                        March 31,    December 31,
                                                                           1997          1996
                                                                        ---------    ------------
ASSETS
  Cash and cash equivalents .....................................      $     10       $      1

  Investment in New Valley:
    Redeemable preferred stock ..................................        70,489         72,962
    Common stock ................................................       (70,489)       (72,962)
                                                                       --------       --------
    Total investment in New Valley ..............................
                                                                       --------       --------

  Total assets ..................................................      $     10       $      1
                                                                       ========       ========


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

  Payable to parent .............................................      $     28       $      4
  Accrued expenses ..............................................             8              7
  Current income taxes payable to parent ........................         6,305          6,312
                                                                       --------       --------

  Total liabilities .............................................         6,341          6,323
                                                                       --------       --------

  Commitments and contingencies .................................

  Common stock, $0.01 par value, 100 shares authorized, issued and outstanding .............................................
  Additional paid-in capital ....................................         7,633          7,633
  Retained earnings (deficit) ...................................        (8,890)          (727)
  Other .........................................................        (5,074)       (13,228)
                                                                       --------       --------

  Total stockholder's equity (deficit) ..........................        (6,331)        (6,322)
                                                                       --------       --------

  Total liabilities and stockholder's equity (deficit) ..........      $     10       $      1
                                                                       ========       ========


                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                          Three Months Ended
                                                                        ----------------------
                                                                        March 31,    March 31,
                                                                          1997         1996
                                                                        ---------    ---------
Equity in loss of New Valley ....................................      $(8,514)      $(1,495)

Interest income .................................................            6             7

General and administrative expenses .............................          (23)           (2)
                                                                       -------       -------

Loss from continuing operations before income taxes .............       (8,531)       (1,490)
                                                                       -------       -------

(Benefit) provision for income taxes:
   Current ......................................................           (7)          435
   Deferred .....................................................                     (2,688)
                                                                       -------       -------

Income tax benefit ..............................................           (7)       (2,253)
                                                                       -------       -------

(Loss) income from continuing operations ........................       (8,524)          763

Income from discontinued operations of New Valley
     net of taxes of $0 and $0 in 1997 and 1996, respectively ...          361
                                                                       -------       -------

Net (loss) income ...............................................      $(8,163)      $   763
                                                                       =======       =======



                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           NEW VALLEY HOLDINGS, INC.
                   STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                         Common Stock         Additional    Retained
                                                     --------------------      Paid-In      Earnings
                                                     Shares        Amount      Capital      (Deficit)       Other         Total
                                                     ------        ------     ----------    ---------       -----         -----
Balance, December 31, 1996 .......................     100       $             $ 7,633       $  (727)      $(13,228)      $(6,322)

Proportionate share of New Valley's
    capital transactions .........................                                                             (658)         (658)

Unrealized holding gain on
    investment in New Valley .....................                                                            8,812         8,812

Net loss .........................................                                            (8,163)                      (8,163)
                                                    ------       -------       -------       -------       --------       -------

Balance, March 31, 1997 ..........................     100       $             $ 7,633       $(8,890)      $ (5,074)      $(6,331)
                                                    ======       =======       =======       =======       ========       =======



                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


================================================================================



                                                               Three Months Ended
                                                               ------------------
                                                             March 31,    March 31,
                                                               1997         1996
                                                             ---------    ---------
Net cash provided by operating activities .............      $     9       $    4
                                                             -------       ------

Cash flows from investing activities:
  Dividends received from New Valley ..................                     6,183
                                                             -------       ------
Net cash provided by investing activities .............                     6,183
                                                             -------       ------

Cash flows from financing activities:
  Distributions paid to parent ........................                    (2,851)
                                                             -------       ------
Net cash used in financing activities .................                    (2,851)
                                                             -------       ------

Net increase in cash and cash equivalents .............            9        3,336

Cash and cash equivalents at beginning of period ......            1          738
                                                             -------       ------

Cash and cash equivalents at end of period ............      $    10       $4,074
                                                             =======       ======


                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


1.    PRINCIPLES OF REPORTING

      ORGANIZATION. New Valley Holdings, Inc. (the "Company") was formed on September 9, 1994 by BGLS Inc. ("BGLS") to act as a holding company for certain stock investments in New Valley Corporation ("New Valley"). BGLS owns 100% of the authorized, issued and outstanding common stock of the Company. BGLS is a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke").

      The interim financial statements of the Company are unaudited and, in the opinion of management, reflect all adjustments necessary (which are normal and recurring) to present fairly the Company's financial position, results of operations and cash flows. These financial statements should be read in conjunction with the financial statements and the notes thereto included in BGLS' Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, as filed with the Securities and Exchange Commission. The results of operations for interim periods should not be regarded as necessarily indicative of the results that may be expected for the entire year.

      Certain amounts in the 1996 financial statements have been reclassified to conform to the 1997 presentation.

      USE OF ESTIMATES AND ASSUMPTIONS:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

2.    INVESTMENT IN NEW VALLEY CORPORATION

      The Company's investment in New Valley at March 31, 1997 is summarized below:

                                                                                             Unrealized
                                              Number of          Fair        Carrying         Holding
                                               Shares            Value         Amount        Gain (Loss)
                                               ------            -----         ------        -----------
         Class A Preferred Shares .....        618,326         $ 70,489       $ 70,489       $(19,924)
         Common Shares ................      3,969,962(A)         5,955        (70,489)
                                                               --------       --------       --------
                                                               $ 76,444       $              $(19,924)
                                                               ========       ========       ========


         (A) Gives effect to July 1996 one-for-twenty reverse stock split.


      The $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value (the "Class A Preferred Shares"), are accounted for as debt securities pursuant to the requirements of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. New Valley's Common Shares, $.01 par value (the "Common Shares") were accounted for pursuant to APB No. 18, "The Equity Method of Accounting for Investments in Common Stock".


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
                           NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

      During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.

      At March 31, 1997, the Company's investment in New Valley consisted of an approximate 42% voting interest. The Company's investment is represented by 618,326 Class A Preferred Shares (57.7%) and 3,969,962 Common Shares (41.5%) after giving effect to a one-for-twenty reverse stock split by New Valley in July 1996.

      During the first quarter of 1996, New Valley repurchased 72,104 Class A Preferred Shares for a total amount of $10,530. The Company has recorded its proportionate interest in the excess of the carrying value of the shares over the cost of the shares repurchased as a credit to additional paid-in capital in the amount of $1,782 for the three months ended March 31, 1996. No such repurchases have been made during the quarter ended March 31, 1997.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. On March 27, 1996, New Valley paid a cash dividend on the Class A Preferred Shares of $10.00 per share. The Company received $6,183 in the distribution. At March 31, 1997, the accrued and unpaid dividends arrearage was $127,779 ($119.26 per share).


3.    NEW VALLEY CORPORATION

      Summarized financial information for New Valley as of March 31, 1997 and December 31, 1996 and for the three months ended March 31, 1997 and 1996 follows:

                                                                 March 31,       December 31,
                                                                   1997             1996
                                                                 ---------       ------------
         Current assets, primarily cash and marketable
           securities .....................................      $ 149,244       $ 183,720
         Non-current assets ...............................        309,098         222,820
         Current liabilities ..............................        155,091          98,110
         Non-current liabilities ..........................        176,213         170,223
         Redeemable preferred stock .......................        221,753         210,571
         Shareholders' equity (deficit)....................        (94,715)        (72,364)






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

                           NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                   March 31,
                                                              -------------------
                                                              1997           1996
                                                              ----           ----
         Revenues ....................................      $19,753       $31,985
         Costs and expenses ..........................       31,925        38,178
         Loss from continuing operations .............      (11,213)       (5,612)
         Income from discontinued operations .........          872           728
         Net loss applicable to common shares(A) .....      (26,321)      (16,067)


      (A) Considers all preferred accrued dividends, whether or not declared, and the excess of carrying value of redeemable preferred shares over cost of shares purchased.

      ACQUISITION OF COMMON SHARES OF BML:

      On January 31, 1997, New Valley acquired substantially all the common shares of BrookeMil Ltd., a real estate investment company doing business in Russia, from Brooke Overseas Ltd. ("BOL"), for $55,000, $21,500 payable in cash and a promissory note of $33,500 payable $21,500 on June 30, 1997 and $12,000 on December 31, 1997 with interest at 9%.

      RJR NABISCO HOLDINGS CORP.:

      At March 31, 1997, New Valley held 1,062,650 shares of RJR Nabisco Holdings Corp. ("RJR Nabisco") common stock with a market value of $34,270 (cost of $32,574). The unrealized gain on New Valley's investment in RJR Nabisco common stock was $1,696 at March 31, 1997. Based on the market price of RJR Nabisco common stock at March 31, 1997, no amounts are payable by Brooke or New Valley under any of their net profit-sharing arrangements with respect to the RJR Nabisco common stock.

      SUBSEQUENT EVENT:

      On April 28, 1997, New Valley paid $3,500 representing a portion of the promissory note payment due to BOL on June 30, 1997, together with accrued interest thereon.

4.    FEDERAL INCOME TAX

      At March 31, 1997, the Company had $8,400 of unrecognized net deferred tax assets, comprised primarily of future deductible temporary differences. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.

      The provision for taxes for the three month period ended March 31, 1996 does not bear a customary relationship to the pretax income for the Company due principally to the effects of the 80% dividends received deduction for Federal taxes. The benefit for income taxes at March 31, 1997 is based on the current taxable loss.


                                       8

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                           NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

5.    CONTINGENCIES

      BGLS has pledged its ownership interest in the Company's Common Stock and the Company's investments in the New Valley securities as collateral in connection with the issuance of BGLS' 15.75% Senior Secured Notes due 2001.






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